EXHIBIT 10.2


                                FARMOUT AGREEMENT

         This agreement is made and entered into this 21 day of April, 2004, by and between ROY W. SWADLEY AND JUDITH I. SWADLEY, (hereinafter coIlectively referred to as "FARMOR"), whose address is Box 794, Holdenville, OK 74848, AND PALUCA PETROLEUM, INC., whose address is P. O. Box 2, Holdenville, OK 74848 (hereinafter referred to as "FARMEE").

                                WITNESSETH THAT:

         WHEREAS, F ARMOR represents, without any warranty of title (express or implied) except as is set out below, that FARMOR owns at least 78.5% of the net working interest in and/or attributable to those certain oil and gas leases or oil, gas and mineral leases covering the described lands herein, reference to which leases in the records of the Hughes County Clerk's office is here made for all purposes, which leases are hereinafter referred to as the "Leases", insofar as the Leases cover 320 gross acres of land, more or less, described as follows:

           The South Half (8/2) of Section Twenty-Four (24), Township
             Seven (7) North, Range Eleven (11) East, Hughes County,
            Oklahoma, except the Thurman formation which is reserved,

      (which land is hereinafter referred to as the "Farmout Acreage"); and

         WHEREAS, FARMOR and FARMEE are desirous of providing for the exploration, development of formation other than the Thurman, which is the present producing formation and operation of the Leases, insofar as the Leases cover the Farmout Acreage, to the extent and in the manner hereinafter provided:

         NOW, THEREFORE, in consideration of the premises, the mutual benefits to be derived here from and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, FARMOR and FARMEE do hereby COVENANT, UNDERSTAND, ACKNOWLEDGE and AGREE as follows:

                                    TEST WELL

         1.1 In consideration of the sum of Ten Dollars ($10.00) and other valuable consideration, per acre assigned, which is non-refundable, the receipt of which is hereby acknowledged, FARMEE, on or before two years from the date hereof, is given the right to commence, o cause operations to be commenced for, the actual drilling (i.e. spudding-in) of a well (hereinafter referred to as the "Test Well") in search of oil and/or gas (which terms, as used herein, shall mean oil, gas or other related hydrocarbons) at a legal location to be selected by FARMER on the Farmout Acreage, or on land pooled with the Farmout Acreage. After drilling the Test Well, FARMEE shall, by such testing and logging as would a reasonably prudent operator under the same or similar circumstances, evaluate the Test Well to determine if a completion attempt should be made. After FARMEE has performed such testing, FARMEE shall determine whether or not an attempt should be made to complete the Test Well as a producer of oil and/or gas or plug and abandon same without making a completion attempt.

         a. If FARMEE elects to attempt to complete the Test Well and such completion attempt is successful, FARMEE shall cause the Test Well to be equipped for production.

         b. If FARMEE elects to complete the Test Well and if such completion attempt is unsuccessful, or if FARMEE elects not to complete the Test Well as a producer of oil and/or gas, FARMER will cause the Test Well to be plugged in accordance with the rules and regulations of the Oklahoma Corporation Commission.

         1.2 If formations, conditions, or mechanical wellbore problems are encountered which would render further drilling operations on the Test Well by a reasonably prudent operator impracticable or which cannot be penetrated by the use of customary drilling procedures or techniques (hereinafter referred to as "impenetrable conditions"), FARMEE shall plug and abandon the Test Well. In the event impenetrable conditions are encountered, FARMEE shall have the right to extend the terms of this agreement if FARMEE commences a Substitute Test Well at a legal location of FARMEE's choice on the Farmout Acreage, or on land pooled with the Farmout Acreage, within 90 days after cessation of drilling operations on the Test Well. In the event FARMEE drills the Substitute Test Well, the same shall be drilled in accordance with the terms and conditions contained herein which are applicable to the Test Well.

         1.3 If the Test Well, or Substitute Test Well, results in a dry hole, FARMEE, at its option, may drill another well at a legal location on the Farmout Acreage, or on land pooled with the Farmout Acreage, under the conditions herein stipulated, provided operations for the drilling of such well shall be commenced within not more than 90 days following the date that drilling operations cease in the well drilled hereunder resulting in a dry hole.

         1.4 The FARMEE shall be liable for all surface damages in drilling the Test Well or any Substitute Well

                                PAYMENT OF COSTS

         2.1 FARMEE shall obtain and pay for all permits and licenses, if any, required for conducting operations hereunder and shall strictly comply with all applicable laws and ordinances and all applicable governmental rules, regulations and orders in , connection with qualifying for and conducting operations hereunder.

         2.2 Unless hereinafter otherwise provided, the entire cost, expense, and risk of the drilling, testing, completing, equipping, plugging, and abandoning of each and every well drilled under the provisions hereof shall be borne by FARMEE.

                           FAILURE TO DRILL AND OPTION

         3. There is no obligation upon FARMEE to commence the Test Well under the terms of this agreement. In the event FARMEE fails to commence operations for the drilling of the Test Well on or before two years from the date hereof, all rights of FARMEE shall terminate and all rights granted herein in this farmout shall end and revert to FARMOR.

                                   ASSIGNMENT

         4.1 Upon drilling of the Test Well by FARMEE, FARMOR shall execute and deliver to FARMEE, a recordable assignment covering all of FARMOR'S right, title and interest in and to the Leases, except the presently producing formation, insofar as the Leases cover the Farmout Acreage. Such assignment shall be made subject to the following:

         a. the terms and provisions of the Leases;

         b. the reservation by F ARMOR of an overriding royalty equal to the excess working interest above 78.5% net working interest, of the oil, gas and all other hydrocarbons in, under and that may be produced, saved and marketed from the Leases, insofar as the Leases cover the Farmout Acreage; provided, however, that such overriding royalty shall bear, absorb and be reduced by all royalties and overriding royalties outstanding, under or against the Leases, insofar as the Leases cover the Farmout Acreage, as of the date of this agreement, and provided, however, that such overriding royalties shall be subject to being proportionately reduced in the event the Leases cover less than the entire mineral fee estate in the Farmout Acreage, and/or FARMOR owns less than all of the working interest in and to the Farmout Acreage; and

         c. the terms and provisions of this agreement.

         4.2 The effect of the foregoing assignment will be to vest title unto FARMEE of an undivided 78.5% of 8/8 net revenue interest in and to the oil, gas and all other hydrocarbons in, under and that may be produced, saved and marketed from the Leases, insofar as the Leases cover the Farmout Acreage. The foregoing assignment shall be dated to be effective as of the date of spudding-in of the Test Well, as the case may be, and the assignment will be executed without warranty of title, express or implied.

           RIGHT TO POOL AND UNITIZE THE LEASE OR THE FARMOUT ACREAGE

         5. FARMOR and FARMEE do hereby understand, acknowledge and agree that FARMEE, its successors and assigns, shall have the right to pool and/or unitize all or any portion of the Farmout Acreage with any other lease(s) and/or 1and(s) unless limited by the terms of the leases being farmed out.

                 NOTICES. REPORTS AND ACCESS TO FARMOUT ACREAGE

         6. Upon request, FARMOR shall be notified by FARMEE of all tests conducted on any well drilled on the Farmout Acreage, or on land pooled therewith, and F ARMOR shall have access to the Farmout Acreage, or on land pooled therewith, at all reasonable times at its sole risk to inspect or observe all operations conducted by FARMEE under the terms of this Agreement, and shall have access at reasonable times to information pertaining to the development or operation thereof. FARMEE, upon request, shall furnish FARMOR with copies of all forms or reports filed with governmental agencies, daily drilling reports and well logs and copies of written well test information.

                                TITLE INFORMATION

         7. FARMOR shall furnish FARMEE with copies of all information pertaining to the title to the Leases or the Farmout Acreage (including any and all runsheets, landman reports, abstracts, title opinions and curative materials). FARMEE, at its sole cost and expense, may obtain any additional title information it may desire. Any well drilled or caused to be drilled hereunder shall not be commenced unless FARMEE shall have satisfied itself that title to the Leases, insofar as the Leases covers the Farmout Acreage, is approved for drilling and that the title to FARMOR thereunto as described herein is valid and supportable. FARMEE may waive any. title requirements it may, in its sole discretion, consider necessary, advisable or appropriate to waive.

                             GEOLOGICAL INFORMATION

         8. FARMOR shall furnish FARMEE with all seismic and geological maps, studies, analysis and information pertaining to the Leases or the Farmout Acreage. FARMER shall have the right, at FARMEE's sole expense, to make copies of such seismic and geological data.

                               WARRANTY BY FARMOR

         9. FARMOR warrants that the leases being fanned out are in force and effect, that all royalties have been paid, that the leases are free :from liens, mortgages, or other encumbrances, and that FARMOR has the right to enter into this Farmout Agreement

                                  MISCELLANEOUS

         10.1 For any well drilled on the Farmout Acreage, FARMEE agrees to conduct its operations in a good and workmanlike manner and perform such operations as would a reasonably prudent operator under the same or similar circumstances and conditions. FARMEE also agrees to abide by the terms and conditions of the Leases and FARMEE shall conduct operations hereunder in compliance with applicable laws and ordinances and applicable governmental rules, regulations, and orders.

         10.2 Any notice required or permitted to be given hereunder may be deemed to have been properly given (a) by telefax, followed by hard copy via regular U.S. Mail, (b) by certified or registered U.S. Mail, return receipt requested, or (c) three days after deposited in the U.S. Mail, with first-class postage affixed, addressed to the party to whom notice is intended at the following address of each party:

FARMOR:  Roy W. Swadley & Judith I. Swadley
         Office: (405) 3 79~ 5105
         Fax: (405) 379-7047
         Box 794
         Holdenville,OK74848

FARMEE:  Paluca Petroleum, Inc.
         Attn: Douglas Humphreys
         P.O. Box 2
         Holdenville, OK 74848
         Office:  (405)  379-5656
         Fax:  (405) 379-5665

or at such other address as may from time to time be designated by the parties hereto in writing.

         10.3 Any provision hereof to the contrary notwithstanding, the parties hereto do not intend and neither this agreement nor any action hereunder by any party shall be construed or interpreted to create a partnership, mining partnership, joint venture, association for profit or other relationship whereby any party shall become liable for the acts or obligations of another party, and the relationship created hereby shall be solely that of tenants-in-common. Each of the parties hereto also agrees to execute whatever documents that may be necessary to be excluded from the application of Subchapter K of Chapter I of Subtitle A of the Internal Revenue Code of the United States.

         10.4 This agreement shall extend to and be binding upon the parties hereto, their respective successors and assigns.

         10.5 The provisions of this agreement constitute the complete agreement of the parties hereto with respect to the subject matter hereof. and supersede all previous agreements, whether written or oral, with respect thereto.

         10.6 This agreement is made and entered into in Holdenville, Oklahoma, and is governed by the laws of the State of Oklahoma. The exclusive venue of any action arising hereunder shall be in Hughes County, Oklahoma.

         10.7 In the event either party hereto has to file suit to enforce the terms of this agreement the successful party shall be entitled to recover its costs and reasonable attorney fees.

         10.8     Time is of the essence in this agreement.

         10.9 FARMEE shall not interfere with FARMOR'S access to the existing well.

         IN WITNESS WHEREOF, this agreement is executed by each of the parties hereto on the date set opposite their name below, but shall be effective as of the date first above written.



FARMOR                                      FARMEE - Paluca Petroleum, Inc.


                                            By: /s/ DOUGLAS HUMPHREYS
                                                _____________________
                                                    Douglas Humphreys
                                                    President


_____________________
Roy W. Swadley



/s/ JUDITH I. SWADLEY
_____________________
    Judith I. Swadley

                                 ACKNOWLEDGMENT

STATE OF OKLAHOMA   )
                    ) SS
COUNTY OF HUGHES    )

     Subscribed and sworn to before me this 21st day of April, 2004, by Roy W. Swadley and Judith I. Swadley.

My Commission Expires:

                                                  fAp


                                                  /s/ PATTI ARMSTRONG
                                                      __________________________
                                                      Patti Armstrong
                                                      Notary Public - Commission

                                 ACKNOWLEDGMENT
STATE OF OKLAHOMA   )
                    ) SS
COUNTY OF HUGHES    )

         Subscribed and sworn to before me this 21st day of April, 2004, by Douglas Humphreys, as President of Paluca Petroleum, Inc.



                                                  ofA


                                                  /s/ PATTI ARMSTRONG
                                                      __________________________
                                                      Patti Armstrong
                                                      Notary Public - Commission